Exhibit 99.1

Interactive Intelligence Reports Profitable First Quarter Financial

Results

INDIANAPOLIS, April 20, 2004 – Interactive Intelligence Inc. (Nasdaq: ININ), a global developer of Microsoft-based business communications solutions, today reported revenues of $13.7 million for the first quarter ended March 31, and net income of $120,000, or $0.01 per share.

This compares to revenues of $14.4 million reported in the first quarter of 2003, and net income of $300,000, or $0.02 per share. For the fourth quarter of 2003, revenues were $12.9 million, and net loss was $1.2 million, or $0.08 per share.

“We are pleased with our financial results,” said president and chief executive officer for Interactive Intelligence, Dr. Donald E. Brown. “Our net profit is a result of increases in software and service revenues over the prior quarter.

“In the first quarter of last year we recorded a significant order that resulted in our reporting a profitable quarter. This quarter’s profitable results are due to orders from new and existing customers that are more typical of our historical order amounts - not a result of one large contract - and also due to holding expenses in line,” Dr. Brown added.

Helping to achieve its net profit in the first quarter were new and add-on customer contracts from AEGON Life Insurance (Taiwan) Inc., Beijing City Commercial Bank, Finish Line Inc., InfoCision Management Corp., Kohl’s, McKesson Canada, New York State Department of Health, OhioHealth, PCA LIFE, State Bank of India, The Port Authority of New York and New Jersey, Trader Joe’s, and the United States Patent and Trademark Office.

Interactive Intelligence continued its push into the IP PBX market in the first quarter by releasing its SIP Proxy, Advanced Version™, which enables organizations to intelligently route SIP-based messages over IP networks, and includes fault-tolerant routing, load-balancing, and advanced security.

The Company also launched an aggressive promotion that gives organizations a free all-Microsoft version of its Enterprise Interaction Center® (EIC) software. The promotion was launched in March at the Microsoft Convergence show.

EIC’s capabilities were recognized this month by independent test lab, Miercom, when it took first place in performance following a hands-on IP PBX review in February against top vendors such as Avaya, Nortel, Siemens and others.

Interactive Intelligence’s contact center automation software, Customer Interaction Center® (CIC), also received third-party recognition last quarter, when it won for the second consecutive year ContactCenterWorld.com’s Member’s Choice Award for Best Global Multi-Channel Contact Center Solution.

Interactive Intelligence will host an earnings conference call today at 4:30 p.m. Eastern time (EDT), featuring Dr. Donald E. Brown and

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the Company's chief financial officer, Stephen R. Head. There will be a live Q&A session following opening remarks. The teleconference is expected to last approximately 45 minutes.

To access the teleconference, please dial 1-800-470-5906 at least five minutes prior to the start of the call. Ask for the teleconference by the following name: “Interactive Intelligence Q1 2004 earnings call.”

The teleconference will also be broadcast live on the company’s investor relations’ page, accessible from its Web site at www.ININ.com. An archive of the teleconference will be posted following the call.

To receive a copy of the earnings release, please call 317.872.3000 and press “4” for investor relations, or e-mail investorrelations@ININ.com.

About Interactive Intelligence Inc.

Interactive Intelligence Inc. (Nasdaq: ININ) is a global developer of Microsoft-based business communications solutions. It develops software for IP telephony, contact center automation, unified communications, and customer self-service. The company was founded in 1994 and has more than 1,000 customers worldwide. Recent awards include Software Magazine’s 2003 Top 500 Global Software and Services Companies, Network Computing Magazine’s 2003 Editor’s Choice, Internet Telephony Magazine’s 2003 Editor’s Choice and Product of the Year, Customer Inter@ction Solutions Magazine’s 2003 Product of the Year, and ContactCenterWorld.com’s 2004 Members’ Choice. Interactive Intelligence employs approximately 350 people and is headquartered in Indianapolis, Ind. The company has 12 offices throughout North America, Europe and Asia. Its telephone number is +1 317.872.3000; on the Web: www.ININ.com.

This release contains certain forward-looking statements that involve a number of risks and uncertainties.  Among the factors that could cause actual results to differ materially are the following:  rapid technological changes in the industry, volatility in the market price of the company’s common stock; the company’s ability to achieve profitability, to manage successfully its growth and increasingly complex third party relationships, to maintain successful relationships with its current and any new resellers, to maintain and improve its current products and to develop new products and to protect its proprietary rights adequately; and other factors described in the company’s SEC filings, including the company’s latest annual report on Form 10-K and its quarterly reports on Form 10-Q.

Interactive Intelligence Inc. is the owner of the marks INTERACTIVE INTELLIGENCE, its associated LOGO and numerous other marks.  All other trademarks mentioned in this document are the property of their respective owners.

Contacts:

Stephen R. Head

Chief Financial Officer

Interactive Intelligence Inc.

+1 317.715.8412

steve.head@inin.com

Christine Holley

Director, Market Communications

Interactive Intelligence Inc.

+1 317.715.8220

christine.holley@ININ.com

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Interactive Intelligence, Inc.

Consolidated Balance Sheets

(in thousands)

	March 31, 2004	December 31, 2003
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,123	$12,461
Short-term investments	—	3,008
Accounts receivable, net	7,346	8,956
Prepaid expenses	2,260	1,958
Other current assets	527	418
Total current assets	25,256	26,801
Property and equipment, net	5,348	5,857
Other assets, net	641	601
Total assets	$31,245	$33,259

Liabilities and Shareholders' Equity
Current liabilities:
Line of credit	$1,200	$2,800
Accounts payable and accrued liabilities	4,532	4,544
Accrued compensation and related expenses	1,426	1,349
Deferred software revenues	8,250	8,745
Deferred services revenues	11,879	12,030
Total current liabilities	27,287	29,468
Shareholders' equity
Preferred stock	—	—
Common stock	158	157
Additional paid-in-capital	64,854	64,696
Accumulated other comprehensive income	168	280
Accumulated deficit	(61,222)	(61,342)
Total shareholders' equity	3,958	3,791
Total liabilities and shareholders' equity	$31,245	$33,259

Interactive Intelligence, Inc.

Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three months ended March 31,
	2004	2003
Revenues:
Software	$6,993	$8,621
Services	6,713	5,763
Total revenues	13,706	14,384
Cost of revenues:
Software	493	292
Services	2,855	3,186
Total cost of revenues	3,348	3,478
Gross profit	10,358	10,906
Operating expenses:
Sales and marketing	5,028	5,207
Research and development	3,278	3,495
General and administrative	1,871	1,456
Restructuring and other charges	16	448
Total operating expenses	10,193	10,606
Operating income	165	300
Interest income, net	7	53
Income before income taxes	172	353
Income taxes	52	53
Net income	$120	$300

Net income per share:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

Shares used to compute net income per share:
Basic	15,806	15,565
Diluted	16,700	15,947

Pro forma net income (without restructuring and other charges)

Net income	$120	$300
Restructuring and other charges	16	448
Pro forma net income	$136	$748

Pro forma net income per share:
Basic	$0.01	$0.05
Diluted	$0.01	$0.05

Shares used to compute pro forma net income per share:
Basic	15,806	15,565
Diluted	16,700	15,947